                     As filed with the Securities and Exchange Commission on November 29, 2001

                                                                                          Registration No. 33-73038
===================================================================================================================

                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C. 20549
                                        -----------------------------------
                                          POST-EFFECTIVE AMENDMENT NO. 1
                                                        TO
                                                     FORM S-3
                                                REGISTRATION STATEMENT
                                                       under
                                            THE SECURITIES ACT OF 1933
                                        -----------------------------------
                                               TAUBMAN CENTERS, INC.
                              (Exact name of registrant as specified in its Article)

                               Michigan                                                        38-2033632
                    (State or Other Jurisdiction of                               (I.R.S. Employer Identification No.)
                    Incorporation or Organization)

                                              200 East Long Lake Road
                                         Bloomfield Hills, Michigan 48303
                                                  (248) 258-6800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                        -----------------------------------

                             Lisa A. Payne                                                      Copy to:
                         Taubman Centers, Inc.                                         Marjorie Harris Loeb, Esq.
                        200 East Long Lake Road                                           Miro Weiner & Kramer
                        Suite 300, P.O. Box 200                                     38500 Woodward Avenue, Suite 100
                 Bloomfield Hills, Michigan 48303-0200                            Bloomfield Hills, Michigan 48304-0908
                            (248) 258-6800                                                   (248) 646-2400
     (Address, including zip code, and telephone number, including area code, of agent for service)
                                        -----------------------------------

         Approximate  date of  commencement  of  proposed  sale  to the  public:  From  time  to  time  after  this registration statement becomes effective.

         If the only securities  being  registered on this form are being offered  pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the  securities  being  registered  on this form are to be offered  on a delayed  or  continuous basis  pursuant to Rule 415 under the  Securities  Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

         If this form is filed to register  additional  securities  for an offering  pursuant to Rule 462(b)  under the Securities Act,  please check the following box and list the Securities Act  registration  statement  number of the earlier effective registration statement for the same offering. [_]

         If this form is a  post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration  statement number of the earlier effective  registration statement for the same offering. [X]  Registration No. 33-73038

         If delivery of the  prospectus  is expected to be made  pursuant to Rule 434,  please check the  following box. [_]

                                                                                Registration Statement No. 33-73038
                                                                                                     Rule 424(b)(3)
                                                 10,000,000 Shares
                                               Taubman Centers, Inc.
                                                   Common Stock
                                        -----------------------------------

         This prospectus relates to the sale by certain of the Company's  Shareholders,  the Selling  Shareholders,
of up to  10,000,000  shares of the  Company's  common  stock from time to time.  The Company  will not receive any proceeds  from the sale of these  shares.  Our shares of common  stock are  traded on the New York  Stock  Exchange under  the  symbol  "TCO." On  November  28,  2001 the  closing  price of the  common  stock on the New York  Stock
Exchange was $14.70 per share.

         The Company is the  managing  general  partner of The  Taubman  Realty  Group  Limited  Partnership,  also referred to in this  prospectus as TRG. The Company has made a  continuous,  irrevocable  offer to certain  holders of  partnership  units in TRG,  to  exchange  their  partnership  units in TRG for shares of the  Company's  common stock.  Although  as of this  date none of the  holders  of  partnership  units in TRG has  indicated  an intent to exchange  their  partnership  units in TRG for shares of the  Company's  common  stock,  the Company is required to register  the shares that would be received as a result of any  exchange  for resale  under the  Securities  Act of
1933.  TRG will bear all costs of registering the shares.

         The Selling  Shareholders may offer and sell the common stock at prevailing  market prices or in privately negotiated  transactions.  The Selling  Shareholders  will be responsible  for any  commissions or discounts due to brokers or dealers.  The amount of those  commissions  or discounts  will be negotiated  before the sales.  Brokers or  dealers  participating  in any sale of common  stock  offered  by the  Selling  Shareholders  may act either as principals  or agents,  may use block  trades to  position  and resell the shares and may be deemed  "underwriters"
under the Securities Act of 1933.

         INVESTING  IN  OUR  COMMON  STOCK  INVOLVES  CERTAIN  RISKS.  SEE  "GENERAL  RISKS  OF  THE  COMPANY"  AND
"ENVIRONMENTAL  MATTERS"  IN OUR  ANNUAL  REPORT ON FORM 10-K FOR THE  FISCAL  YEAR  ENDED  DECEMBER  31,  2000 AND
INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

         NEITHER THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES  COMMISSION  HAS APPROVED OR
DISAPPROVED OF THESE  SECURITIES OR DETERMINED  WHETHER THIS  PROSPECTUS IS TRUTHFUL OR COMPLETE.  IT IS ILLEGAL TO
TELL YOU OTHERWISE.

         THE  ATTORNEY  GENERAL  OF THE  STATE  OF NEW  YORK HAS NOT  PASSED  ON OR  ENDORSED  THE  MERITS  OF THIS
OFFERING.  IT IS ILLEGAL TO TELL YOU OTHERWISE.

The date of this prospectus is November 29, 2001

                                        WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual,  quarterly and special reports,  proxy statements and other information with the
SEC.  You may read and copy any  material  that the  Company has filed with the SEC at the SEC's  Public  Reference
Room at 450 Fifth Street, N.W.,  Washington,  D.C. 20549. You may obtain information on the operation of the Public
Reference Room by calling the SEC at  1-800-SEC-0330.  The Company files information  electronically  with the SEC.
The SEC maintains an Internet site that contains  reports,  proxy and information  statements and other information
regarding  issuers  that  file   electronically   with  the  SEC.  The  address  of  the  SEC's  Internet  site  is
http://www.sec.gov.  You also may inspect copies of these materials and other  information about us at The New York
Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         This  prospectus is part of a registration  statement  filed with the SEC. The prospectus does not contain all of the information  included in the registration  statement.  The Company has omitted parts of the registration statement as permitted  under the rules and  regulations  of the SEC. For further  information,  the Company refers you to the registration  statement,  including its exhibits and schedules.  Statements contained in this prospectus about the provisions or contents of any contract,  agreement or any other document  referred to are not necessarily complete. For each of these contracts,  agreements or documents filed as an exhibit to the registration  statement, we refer you to the actual exhibit for a more complete description of the matters involved.

                                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate  by reference" the information the Company files with them,  which means that the Company can disclose  important  information to you by referring you to those  documents.  The information incorporated  by reference is  considered to be part of this  prospectus,  and  information  that the Company files later  with the SEC will  automatically  update  and  supersede  this  information.  The  Company  incorporates  by reference the documents  listed below (file number  1-11530) and any future filings we will make with the SEC under
Sections  13(a),  13(c),  14 or 15(d) of the  Securities  Exchange  Act of 1934 (the  "Exchange  Act"),  before the termination of the offering of the shares made under this prospectus:

     1        the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     2.       the Company's  Quarterly  Reports on Form 10-Q, for the quarters  ended March 31, 2001, June 30, 2001 and September 30, 2001.

     3.       all other  reports  filed  pursuant to Section  13(a) and 15(d) of the  Exchange Act since the end of the Company's fiscal year ended December 31, 2000; and

     4.       the description of our Common Stock, contained in our registration statement filed under the Exchange
              Act and any amendments or reports filed for the purpose of updating such description.

         Upon  request,  we will  provide to you  without  charge a copy of any of the  documents  incorporated  by reference  in this  prospectus,  except the  exhibits to those  documents  (unless the  exhibits  are  specifically incorporated  by  reference  in the  documents).  You may ask for these  copies in writing or orally by  contacting
Taubman Centers,  Inc., 200 East Long Lake Road,  Suite 300,  Bloomfield  Hills,  Michigan  48303-0200,  Attention:
Investor Relations,  telephone:  (248-258-6800).  In addition, copies of our SEC filings are accessible through our web site at http://www.taubman.com.

                                            FORWARD-LOOKING STATEMENTS

         Statements in this  prospectus  and the  information  incorporated  by reference  that are not  historical factual  statements  are  "forward-looking  statements"  within the meaning of section 27A of the Securities Act of
1933 (the "Securities  Act") and section 21E of the Exchange Act. These  forward-looking  statements  represent the
Company's  expectations or beliefs concerning future events,  including the following:  statements regarding future developments and joint ventures,  rents and returns,  statements  regarding the  continuation of historical  trends and any statements  regarding the  sufficiency of the Company's cash balances and cash generated from operating and financing  activities for the Company's  future  liquidity and capital  resource needs.  The Company  cautions that although  forward-looking  statements reflect the Company's good faith beliefs and best judgment based upon current information,  these  statements  are  qualified  by important  factors  that could cause  actual  results to differ materially  from those in the  forward-looking  statements,  including  those  risks,  uncertainties,  and  factors detailed  from time to time in reports  filed with the SEC,  and in  particular  those set forth under the headings
"General Risks of the Company" and "Environmental Matters" in the Company's Annual Report on Form 10-K.

         Unless otherwise  indicated or unless the context  otherwise  requires,  all references in this prospectus to "we," "us," "our" or "the Company" means Taubman Centers, Inc. and its subsidiaries.

    YOU SHOULD READ THIS PROSPECTUS AND THE DOCUMENTS REFERENCED IN THIS PROSPECTUS CAREFULLY BEFORE INVESTING.

                                                    THE COMPANY

         We are  organized  to  operate as an equity  real  estate  investment  trust or REIT.  The  Company is the managing  general  partner of TRG and owns a 61%  partnership  interest  in TRG.  The Company  conducts  all of its operations  through TRG. TRG is a fully  integrated  real estate  company,  which acquires and develops,  finances, operates,  manages and leases,  regional  shopping  centers.  In addition to acquiring and  developing new shopping centers,  TRG acquires and redevelops  and/or expands existing  centers.  The TRG portfolio  included 16 centers at
December 31, 2000.  Four additional  centers opened in 2001. The 20 centers now comprising the TRG portfolio,  also referred to as the Taubman Shopping Centers:

     o   are  strategically located in major metropolitan areas, many in communities that are among the most affluent in the country,  including New York City,  Los Angeles, Denver, Detroit,  Phoenix,  Miami,
         Dallas, Tampa and Washington, D.C.;

     o   range in size between 438,000 and 1.6 million square feet of gross retail space and between 133,000 and over 600,000 square feet of gross retail space excluding that allocated to anchor  stores with the smallest center having approximately 50 stores, and the largest having approximately 200 stores;

     o   lease approximately 75% of gross retail space excluding that allocated to anchor stores to national chains,  including  subsidiaries  or  divisions  of The  Limited  (The  Limited,  Limited  Express,
         Victoria's  Secret,  and others),  The Gap (The Gap,  Banana  Republic,  and  others),  and Venator
         Group, Inc. (Foot Locker, Champ Sports, and others); and

     o   have historically been  among  the  most productive in the United  States(measured by mall tenants'
         average per square foot sales) with mall tenants having had average per square  foot  sales of $479 in 2000, which is substantially  greater than the average for all regional  shopping centers  owned by public companies.

         The most  important  factor  affecting  the  revenues  generated by the centers is leasing to mall tenants
(primarily  specialty  retailers),  which represents  approximately 90% of revenues.  Anchors account for less than
10% of  revenues  because  many own their  stores and,  in  general,  those that lease their  stores do so at rates substantially lower than those in effect for mall tenants.

         The Company's  portfolio is concentrated in highly productive  super-regional  shopping centers. Seventeen of  the  20  centers  currently  comprising  the  TRG  portfolio  are  super-regional  shopping cneters.  Of the 16 centers  open at  December  31,  2000,  14 had annual  rent rolls at December  31,  2000 of over $10  million.  The
Company  believes that this level of  productivity is indicative of the centers'  strong  competitive  position and is, in significant  part,  attributable to the Company's  business  strategy and philosophy.  The Company  believes that large shopping  centers  (including  regional and especially  super-regional  shopping  centers) are the least susceptible to direct  competition  because (among other reasons)  anchors and large specialty retail stores do not find it economically  attractive to open additional  stores in the immediate  vicinity of an existing  location for fear of competing with  themselves.  In addition to the advantage of size,  the Company  believes that the centers'
success can be attributed in part to their other physical characteristics, such as design, layout, and amenities.

         In addition to the Taubman  Shopping  Centers,  TRG has a 99% beneficial  interest in The Taubman  Company
Limited  Partnership  which  manages  the  Taubman  Shopping  Centers and  provides  other  services to TRG and the
Company.  TRG also owns development projects for future regional shopping centers.

         The Company's  executive  offices are maintained by The Taubman  Company  Limited  Partnership at 200 East
Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200, Telephone:  (248) 258-6800.

                                                RECENT DEVELOPMENTS

         For a summary of recent  developments,  please refer to the Company's  Quarterly  Report on Form 10-Q, for the quarter ended September 30, 2001, as filed with the SEC.

                                               SELLING SHAREHOLDERS

         The  Company  has made a  continuing  offer  (the  "Continuing  Offer") to  certain  partners  in TRG (the
"Selling  Shareholders")  to exchange  their units of  partnership  interest in TRG (the "Units") for shares of the
Company's  common stock.  All of the shares of common stock being offered under this  prospectus  are being sold by the Selling  Shareholders.  Although as of this date none of the holders of partnership  units in TRG has indicated
an intent to exchange  their Units for shares of the Company's  common  stock,  the Company is required to register the shares that would be received as a result of any exchange for resale  under the  Securities  Act. TRG will bear all costs of  registering  the  shares.  The  Selling  Shareholders  will be  responsible  for any  commissions  or discounts  due to brokers or dealers.  The Company will not receive any proceeds  from the sale of the shares being offered under this prospectus.

         This  registration  does not  necessarily  mean that the Company  will issue any shares of common stock or that the partners that exchange their Units for common stock subsequently will offer or sell any of their shares.

         The following table sets forth information  regarding each Selling  Shareholder's  ownership of our common stock.  The table  assumes  that each Selling  Shareholder  is the  beneficial  owner of only those shares he has a right to acquire under the Company's  Continuing Offer and that each Selling  Shareholder sells all shares owned by him.

                                                                            Beneficial Ownership    Shares Being
                        Name of Selling Shareholder                          of Common Stock (1)       Sold(1)

  Robert S. Taubman, President, Chief Executive Officer and Director (2)           279,898             279,898
  William S. Taubman, Executive Vice President and Director  (2)                   279,898             279,898
  Gayle T. Kalisman                                                                  5,925               5,925
  Richard P. Kughn                                                               1,686,395           1,686,395
  The Kughn Real Properties Company                                                 53,792              53,792
  Robert C. Larson, retired Director and Vice Chairman  (2)                      1,360,663           1,360,663
  Sidney R. Unobskey                                                               462,193             462,193
  Leonard Dobbs                                                                    163,724             163,724
  Gloria Dobbs                                                                     163,724             163,724
  The Avner & Gloria Frank Naggar Living Trust                                  23,663              23,663
  Marvin G. Leech                                                                  222,376             222,376
  Courtney Lord, Senior Vice President and Managing Director, Leasing              435,153             435,153
  Margaret Putnam                                                                   20,154              20,154
  Burkhardt Family Trust                                                            43,330              43,330
  Michaela Naggar Bourne                                                            43,773              43,773
  Auri Neal Naggar                                                                  43,773              43,773
  Ron Naggar                                                                        43,773              43,773
  David Naggar                                                                      43,773              43,773
  Tamara Naggar                                                                     43,773              43,773
  Max M. Fisher, Trustee of the Max M. Fisher Revocable Trust                      518,890             518,890
  Assignees of Partners Not Eligible to Accept the Continuing Offer(3)           3,961,360           3,961,360
                                                                                 ---------           ---------

           Total                                                                10,000,000          10,000,000
                                                                                ==========          ==========

(1)      The number of shares is based on the exchange  rate under the Company's  Continuing  Offer of one share of the Company's common stock for each tendered Unit.

(2)      Excludes  shares of Common Stock that may be received in exchange for Units of  Partnership  Interest that are subject to vested incentive options granted under TRG's 1992 Incentive Option Plan.

(3)      Certain  partners in TRG who are  affiliates of A. Alfred  Taubman have been excluded from the  Continuing
         Offer;  however,  their assignees may, subject to certain  limitations,  accept the Continuing  Offer. The
         Company is not aware of any excluded partner's present intent to dispose of any Units.

         Pursuant  to  the  TRG  partnership  agreement  the  partners  may  transfer  their  Units  under  certain circumstances  or TRG may issue  additional  Units to new investors.  The Company may amend the Continuing Offer to include those  transferees  and new investors with the result that such  transferees and new investors would become
Selling  Shareholders.  We may  file  one or  more  supplemental  prospectuses  pursuant  to  Rule  424  under  the
Securities Act to set forth the required information regarding any additional Selling Shareholders.

                          CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

General

         The following  description  is a summary of the material  provisions of the Company's  Second  Amended and
Restated  Articles of  Incorporation  (our  "Articles") and the Company's Bylaws (our "Bylaws") as in effect on the date of this prospectus.

         This  description  does not  restate  these  agreements  in  their  entirety.  We urge  you to read  these agreements because they, and not this description,  define your rights as holders of our securities.  We have filed copies of these agreements as exhibits to or incorporated  them by reference into the  registration  statement that includes this prospectus.

         Our Articles  currently  authorize the issuance of up to 500 million shares,  including 250 million shares of our common stock.  As more fully  described  below,  the Company also has authorized  preferred stock and excess stock. As of November 28, 2001, the outstanding shares of stock of the Company were as follows:

        o        50,379,810 shares of Common Stock;

        o        8,000,000 shares of 8.30% Series A Cumulative Redeemable Preferred Stock;

        o        31,835,066 shares of Series B Non-Participating Convertible Preferred Stock;

        o        no shares of 9% Series C Cumulative Redeemable Preferred Stock;

        o        no shares of 9% Series D Cumulative Redeemable Preferred Stock; and

        o        no shares of Excess Stock.

         All of the  authorized  shares  of the 9% Series C  Cumulative  Redeemable  Preferred  Stock and of the 9%
Series D  Cumulative  Redeemable  Preferred  Stock,  2,000,000  and 250,000,  respectively,  have been reserved for issuance to certain holders of preferred equity in TRG upon exercise of their conversion  rights.  In addition,  as of that date,  approximately  6,571,314 shares of our common stock have been reserved for issuance  pursuant to the
Company's Continuing Offer.

         The authorized  shares of our common stock and preferred  stock in excess of those  presently  outstanding or  specifically  reserved are available for issuance at such times and for such purposes as our board of directors may deem advisable  without  further action by our  shareholders,  except as may be required by applicable  laws or
regulations,   including  stock  exchange  rules.  These  purposes  may  include  stock  dividends,  stock  splits, retirement of indebtedness,  employee benefit programs,  corporate business combinations,  acquisitions of property or other  corporate  purposes.  The  authorized  shares of our excess stock are available for issuance  pursuant to our Articles and as may be necessary to preserve our  qualification  as a REIT under  applicable tax laws.  Because the holders of our common stock do not have preemptive  rights,  the issuance of common stock,  other than on a pro rata basis to all current shareholders,  would reduce the current  shareholders'  proportionate  interests.  In any such event,  however,  shareholders  wishing to maintain their interests may be able to do so through normal market purchases.  Any  future  issuance  of the  Company  common  stock  will be  subject  to the  rights of  holders  of outstanding  shares of its existing  series of preferred stock and of any shares of preferred stock we may issue in the future.  See also "Certain Provisions of the Articles of Incorporation and Bylaws--Preferred Stock."

Description Of Common Stock

         Subject to any  preferential  rights  granted to any  existing or future  series of preferred  stock,  all shares of common stock have equal right to  dividends  payable to common  shareholders  as declared by our board of directors and in net assets  available for  distribution to common  shareholders on  liquidation,  dissolution,  or
winding  up  of the  Company.  Each  outstanding  share of common  stock   entitles  the  holder to one vote on all
matters  submitted to a vote of the  shareholders.  Holders of common stock do not have cumulative voting rights in the election of  directors.  All issued and  outstanding  shares of common stock are, and the common stock  offered under this  prospectus  will be upon issuance,  validly issued,  fully paid and  nonassessable.  As a holder of the common stock you do not have preference, conversion, exchange or preemptive rights.

         In addition to the holders of the common stock,  the holders of the Company's  Series B  Non-Participating
Convertible  Preferred Stock (the "Series B Stock") are entitled to one vote per share on all matters  submitted to a vote of the  shareholders.  The holders of Series B Stock  (voting as a separate  class) are entitled to nominate up to four  individuals  for election as directors of the Company.  The number of individuals the holders of Series
B Preferred  Stock may nominate in any given year is reduced by the number of  directors  nominated by such holders in prior years whose terms are not expiring.

         Currently,  a majority of the  outstanding  shares of common stock and Series B Stock  (together  with the common stock,  the "Voting  Stock") is required for a quorum.  Any action  regarding  shareholder  approval  (other than the election of  directors)  will be  approved,  upon the  affirmative  vote of holders of  two-thirds  of the outstanding shares of Voting Stock.  Directors are elected by a plurality of the votes cast.

         The  Company's  8.30%  Series A  Cumulative  Redeemable  Preferred  Stock does not  entitle its holders to vote.  Although the Company has authorized the issuance of shares of additional  series of preferred  stock (the 9%
Series C  Cumulative  Redeemable  Preferred  Stock  and the 9%  Series D  Cumulative  Redeemable  Preferred  Stock)
pursuant to the exercise of conversion  rights granted to certain holders of preferred  equity in TRG, at this time no such shares of preferred  stock are  outstanding.  When  issued,  such shares of Series C and Series D Preferred
Stock will not entitle their respective holders to vote.

         The common stock is listed on the New York Stock  Exchange  under the ticker  symbol  "TCO." We will apply to the New York Stock Exchange  (NYSE) to list additional  shares to be sold pursuant to any prospectus  supplement and we anticipate that any such additional shares will be listed.

Staggered Board Of Directors

         Under the Bylaws,  the Company's board of directors is divided into three classes of directors,  with each class  constituting  approximately  one-third  of the  total  number  of  directors  and with the  classes  serving
staggered   three-year  terms.  Our  Articles  provide  that  a  majority  of  the  Company's   directors  must  be
"Independent,"  as defined in the Articles.  Generally,  a director is  Independent if he is neither an officer nor employee  of the  Company  or its  subsidiaries.  The  classification  of the  board  of  directors  makes  it more difficult  for  shareholders  to change the  composition  of the board of directors  because only a minority of the directors are elected at any one time. We believe  however,  that the longer terms  associated  with the classified board of directors help to ensure continuity and stability of the Company's management and policies.

         The  classification  provisions could also have the effect of discouraging a third party from accumulating a large block of the Company's  stock or attempting to obtain  control of the Company,  even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders.

Number of Directors; Removal

         Our  Articles  provide  that the number of  directors  will be fixed by our Bylaws.  Our Bylaws  currently provide for the Board of Directors to establish from time to time the size of the Board,  however,  the size cannot be reduced  except upon the  expiration of the term of one or more  directors or the death,  resignation or removal of a director.  Currently the Board is comprised of 9 directors serving three-year staggered terms.

         Directors  may be removed  only upon the  affirmative  vote of  two-thirds  of the  outstanding  shares of capital stock entitled to vote.

Preferred Stock

         Our Articles  authorize the board of directors to establish  one or more series of preferred  stock and to determine,  with  respect  to any  series of  preferred  stock,  the  preferences,  rights  (including  voting  and conversion  rights),  and other terms of such  series.  We believe  that the ability of the board of  directors  to issue one or more series of preferred  stock provides the Company with increased  flexibility in meeting  corporate needs.  The authorized  shares of preferred  stock, as well as unissued  shares of common stock,  are available for issuance  without  further action by the Company's  shareholders,  except as may be required by applicable  laws or regulations  including  stock exchange  rules.  Although our board of directors has no present  intention to do so, they could issue a series of preferred  stock that (because of its terms) could impede a merger,  tender offer,  or other transaction that some of the Company's  shareholders  might believe to be in their best interests or in which shareholders  might  receive a premium  over the  then-prevailing  market  prices for their  shares.  In  addition, preferred stock could be issued in order to dilute the percentage  voting stock of a significant  shareholder or be issued to a holder  expected to vote in  accordance  with the  recommendations  of the  Company's  management  with respect to any shareholder proposal.

Amendment of Articles of Incorporation and Bylaws

         We may amend our Articles with the  affirmative  vote of two-thirds of the  outstanding  shares of capital stock  entitled to vote. A majority of the board of directors  may amend our Bylaws at any time,  except as limited by statute and except for a bylaw that is adopted by the  shareholders  and that,  by its terms,  provides  that it can be amended only by the  shareholders.  The  shareholders can amend our Bylaws only upon the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote.

Ownership Limit

         The ownership  limits  included in our Articles may discourage  offers to acquire the Company and increase the difficulty of consummating any such acquisition.  See "Transfer Restrictions, Restrictions on Ownership."

                                                  TRANSFER AGENT

         The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

                                 TRANSFER RESTRICTIONS, RESTRICTIONS ON OWNERSHIP

         Because the Company's  board of directors  believes it is essential for the Company to continue to qualify as a REIT, our Articles and Bylaws contain  restrictions on the ownership and transfer of our capital stock,  which are intended to assist the Company in complying with these requirements.

         For the Company to qualify as a REIT under the  Internal  Revenue Code of 1986,  as amended (the  "Code"), not more than 50% in value of its  outstanding  stock may be owned,  actually or  constructively,  by five or fewer individuals  (as defined in the Code to include certain  entities)  during the last half of a taxable year, and its stock must be  beneficially  owned by 100 or more  persons  during at least 335 days of a taxable year of 12 months or during a  proportionate  part of a shorter  taxable  year.  In  addition,  rent from Related  Party  Tenants (as defined below) is not qualifying income for purposes of the income tests under the Code.

         Under  the  Company's  Articles,  in  general,  no  shareholder  may own more  than  8.23% in value of the
Company's  capital stock (the "General  Ownership  Limit").  Certain  pension trusts of General Motors  Corporation and its  affiliates  (the " GM Trusts") may  collectively  own the greater of 8,731,426  shares of Regular  Capital
Stock  (which term refers to shares of common  stock and  preferred  stock that are not Excess  Stock) and 19.8% in value of the outstanding  capital stock;  the AT&T Master Pension Trust (the "AT&T Trust and,  together with the GM
Trusts,  the "Trusts") may own the greater of 6,059,080  shares of Regular Capital Stock and 13.74% in value of the outstanding  capital stock; and the Trusts may own, in the aggregate,  the greater of 14,790,506  shares of Regular
Capital  Stock  and  33.54% in value of the  outstanding  Capital  Stock  (each  such  variation  from the  General
Ownership  Limit is referred to as an  "Existing  Holder  Limit").  In  addition,  the board of  directors  has the authority  to allow a "Look  Through  Entity" to own up to 9.9% in value of the  capital  stock (the "Look  Through
Entity  Limit").  A "Look Through  Entity," in general,  is an entity  (other than a qualified  trust under section
401(a) of the Code,  an entity  that owns 10% or more of the  equity of any tenant  from  which the  Company or TRG receives or accrues  rent from real  property,  or certain tax exempt  entities  described in our  Articles)  whose beneficial owners, rather than the entity, would be treated as owning the Capital Stock owned by such entity.

         Our  Articles  provide  that if the  transfer  of any shares of Regular  Capital  Stock or a change in the
Company's  capital  structure would cause any person (the  "Purported  Transferee") to own Regular Capital Stock in
excess of the General  Ownership  Limit (which refers to 8.23% in value of the  outstanding  Capital  Stock) or the
Look  Through  Limit  (which  refers  to 9.9% in  value of the  outstanding  capital  stock)  or in  excess  of the applicable  Existing  Holder Limit (which is the greater of the fixed number of shares of Regular Capital Stock and percentage in value of the outstanding  capital stock applicable to the relevant Trust, as described  above),  then the transfer is void ab initio (the  General  Ownership  Limit,  the Look Through  Limit,  and the Existing  Holder
Limit are  referred to  collectively  as the  "Ownership  Limits").  It is  possible,  however,  that a transfer of
Regular  Capital  Stock in violation of one of the Ownership  Limits could occur  without the Company's  knowledge.
Accordingly,  our Articles provide that if notwithstanding  the Ownership Limits, a   transfer  nevertheless occurs
which  causes a person to own in excess of any of the  Ownership  Limits,  the  shares in excess of such  Ownership
Limit  automatically  acquire the status of "Excess  Stock."  Shares that have become  Excess Stock  continue to be issued and outstanding shares of common stock or preferred stock, as the case may be.

         A  Purported  Transferee  of  Excess  Stock  acquires  no  rights  to those  shares.  Rather,  all  rights associated  with the ownership of those shares (with the  exception of the right to be reimbursed  for the lower of the  original  purchase  price of those  shares or the amount  received  by the  Designated  Agent upon sale of the shares as described below)  immediately vest in one or more charitable  organizations  designated from time to time by the Company's board of directors  (each, a "Designated  Charity").  An agent designated from time to time by the board of directors (each, a "Designated  Agent") will act as  attorney-in-fact  for the Designated  Charity to vote the shares of Excess Stock,  to take  delivery of the  certificates  evidencing  the shares that have become Excess
Stock  and  to  receive  distributions  paid  to the  Purported  Transferee  with  respect  to  those  shares.  The
Designated  Agent will sell the Excess  Stock,  and any increase in value of the Excess  Stock  between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity.

         A Purported  Transferee  must notify the  Company of any  transfer  resulting  in shares  converting  into
Excess  Stock,  and provide  other  information  regarding  such  person's  ownership  of our  capital  stock as we request.  In  addition,  any  person  holding  5% or more of the  Company's  capital  stock  must  provide  us with information regarding their  ownership.

         Under our  Articles,  only the  Designated  Agent has the right to vote shares of Excess  Stock.  However, our Articles also provide that votes cast with respect to certain  irreversible  corporate  actions (e.g., a merger or sale of the Company) will not be  invalidated  if erroneously  voted by the Purported  Transferee.  Our Articles also  provide  that  a  director  is  deemed  to be a  director  for  all  purposes,  notwithstanding  a  Purported
Transferee's  unauthorized  exercise of voting  rights with  respect to shares of Excess Stock in  connection  with such director's election.

         The General  Ownership Limit will not be automatically  removed even if the REIT provisions are changed so as to no longer contain any ownership  concentration  limitation or if the  concentration  limitation is increased.
In addition to preserving the Company's  status as a REIT, the effect of the General  Ownership Limit is to prevent any person from  acquiring  unilateral  control of the  Company.  Any change in the General  Ownership  Limit would require an  amendment to the  Articles.  Currently,  amendments  to the Articles  require the  affirmative  vote of holders owning not less than two-thirds of the outstanding capital stock entitled to vote.

         All  certificates  evidencing  shares  of  capital  stock  bear or will  bear a  legend  referring  to the restrictions described above.

                                         FEDERAL INCOME TAX CONSIDERATIONS

         The  following  is a summary of  certain  Federal  income tax  considerations  that may be  relevant  to a prospective  purchaser of common stock,  is based on current law, and is not tax advice.  This  discussion does not address  all  aspects of  taxation  that may be relevant  to  particular  shareholders  in light of their  personal investment or tax  circumstances  or to certain types of shareholders  (including  insurance  companies,  financial institutions or broker-dealers) subject to special treatment under the Federal income tax laws.

         This  discussion  was prepared by Miro Weiner & Kramer,  counsel to the  Company,  and is based on current provisions of the Code,  existing,  temporary and  currently  proposed  Treasury  Regulations  under the Code,  the legislative  history  of the  Code,  existing  administrative  rulings  and  practices  of  the  IRS  and  judicial decisions.  Legislative,  judicial or  administrative  changes may affect the  accuracy of any  statements  in this
Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

         EACH  PROSPECTIVE  PURCHASER  IS  ADVISED  TO CONSULT  HIS OWN TAX  ADVISOR  REGARDING  THE  SPECIFIC  TAX
CONSEQUENCES  TO HIM OF THE PURCHASE,  OWNERSHIP  AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S  ELECTION TO BE
TAXED AS A REAL ESTATE INVESTMENT TRUST,  INCLUDING THE FEDERAL,  STATE, LOCAL,  FOREIGN AND OTHER TAX CONSEQUENCES
OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Taubman Centers, Inc.

General.

         We elected to be taxed as a REIT  under  Sections  856  through  860 of the Code.  We believe we have been organized  and have  operated  in a manner that  allows us to qualify  for  taxation  as a REIT under the Code.  We intend to continue to operate in this manner.  Nonetheless,  our  qualification and taxation as a REIT depends upon our ability to meet (through  actual annual  operating  results,  asset  diversification,  distribution  levels and diversity of stock  ownership) the various  qualification  tests imposed under the Code.  Accordingly,  there is no assurance  that we have operated or will continue to operate in a manner so as to qualify or remain  qualified as a
REIT.  See "Failure to Qualify."

         The sections of the Code that relate to the  qualification  and  operation as a REIT are highly  technical and complex.  The  following  sets forth the  material  aspects of the sections of the Code that govern the Federal income tax treatment of a REIT and its  shareholders.  This summary is qualified in its entirety by the  applicable
Code  provisions,  relevant  rules and  regulations  promulgated  under the Code, and  administrative  and judicial interpretations of the Code.

         If we qualify for taxation as a REIT, we generally will not be subject to Federal  corporate  income taxes on our net income that is currently distributed to our shareholders.  This treatment  substantially  eliminates the
"double  taxation"  (once at the  corporate  level  when  earned  and  once  again at the  shareholder  level  when distributed)  that generally  results from  investment in a corporation.  We will,  however,  be subject to Federal income tax as follows:

        o       First, we will be taxed   at regular corporate  rates  on  any  undistributed  REIT taxable income, including undistributed net capital gains.

        o       Second, we may be subject to the "alternative minimum tax" on our items of tax preference under some circumstances.

        o       Third,  if we have (a) net  income from  the sale or other  disposition  of "foreclosure  property"
                (defined generally as property  we  acquired  through  foreclosure or  after  a  default on  a loan secured by the property or a lease of the property)  that is held  primarily for sale to  customers in the ordinary course of  business or (b) other nonqualifying  income from  foreclosure  property, we will be subject to tax at the highest corporate rate on this income.

        o       Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

        o       Fifth, we will be subject to a 100% tax on an  amount equal to (a) the gross income attributable to the greater of  the  amount  by  which  we  fail  the 75% or 95% test  multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross  income  test or the 95%
                gross income test (as discussed  below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

        o       Sixth, we would be subject to a 4% excise tax on the excess of the required  distribution  over the amounts  actually  distributed if we fail to distribute  during each calendar year at least the sum of (a) 85% of our REIT  ordinary  income for the year,  (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

        o       Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation that is or has been a
                C corporation (i.e., generally a corporation subject to full corporate-level  tax) in a transaction in which the basis of the  Built-In  Gain  Asset in our hands is  determined  by  reference  to the basis of the asset in the hands of the C  corporation,  and we  subsequently  recognize gain on the disposition of the asset during the ten-year  period (the  "Recognition  Period")  beginning on the date on which we  acquired  the  asset,  then we will be  subject to tax,  pursuant  to  guidelines issued by the IRS,  at the  highest  regular  corporate  tax rate on this gain to the extent of the
                Built-In  Gain (i.e.,  the excess of (a) the fair market  value of the asset over (b) our  adjusted basis in the  asset,  determined  as of the  beginning  of the  Recognition  Period).  The  results described in this paragraph assume that we will make an election  pursuant to Treasury  Regulations
                Section 1.337(d)-5T(b)(3).

Requirements for Qualification as a REIT.

         The Code defines a REIT as a corporation, trust or association:

                  (1)      that is managed by one or more trustees or directors;

                  (2)      that  issues   transferable   shares  or  transferable   certificates  to  evidence  its
                           beneficial ownership;

                  (3)      that would be taxable as a domestic  corporation,  but for  Sections  856 through 860 of the Code;

                  (4)      that is not a  financial  institution  or an  insurance  company  within the  meaning of certain provisions of the Code;

                  (5)      that is beneficially owned by 100 or more persons;

                  (6)      of which  during  the last half of each  taxable  year not more than 50% in value of its outstanding stock is owned,  actually or  constructively,  by five or fewer individuals, as defined in the Code to include the entities set forth in Code section 542(a)(2); and

                  (7)      that meets  certain  other tests,  described  below,  regarding the nature of its income and assets and the amount of its distributions.

         The Code provides that  conditions (1) to (4),  inclusive,  must be met during the entire taxable year and that  condition  (5) must be met  during  at  least  335 days of a  taxable  year of  twelve  months,  or  during a proportionate  part of a taxable year of less than twelve  months.  Conditions (5) and (6) do not apply until after the first  taxable  year for which an  election  is made to be taxed as a REIT.  For  purposes  of  condition  (6), pension  funds and some  other  tax-exempt  entities  are  treated  as  individuals,  subject  to a  "look-through"
exception in the case of pension funds.

         We believe  that we have  satisfied  each of these  conditions.  In  addition,  our  Articles  provide for restrictions  regarding  transfer of our shares of capital stock and our  Continuing  Offer to certain  partners of
TRG to exchange  their Units for shares of our common stock  includes  certain  restrictions  on who is entitled to exercise  rights  under the  Continuing  Offer.  These  restrictions  are  intended to assist us in  continuing  to
satisfy  the  share  ownership   requirements described  in  (5)  and  (6)  above.  These  ownership  and  transfer restrictions  are described  above under the heading  "Transfer  Restrictions,  Restrictions  on Ownership."  These
restrictions,  however,  may not  ensure  that we will,  in all  cases,  be able to  satisfy  the  share  ownership requirements  described  in (5) and (6) above.  If we fail to  satisfy  these  share  ownership  requirements,  our status  as a REIT  will  terminate.  If,  however,  we  comply  with the rules  contained  in  applicable  Treasury
Regulations  that require us to ascertain the actual  ownership of our shares and we do not know, or would not have known through the exercise of reasonable  diligence,  that we failed to meet the requirement described in condition
(6) above, we will be treated as having met this requirement.  See "Failure to Qualify" below.

         In addition,  a corporation  may not elect to become a REIT unless its taxable year is the calendar  year.
We have and intend to continue to have a calendar taxable year.

         In the case of a REIT that is a partner in a  partnership  or member of a limited  liability  company that is taxable as a partnership for Federal income tax purposes,  IRS regulations  provide that the REIT will be deemed to own its  proportionate  share of the assets of the  partnership  or limited  liability  company (as the case may
be), and the REIT will be deemed to be entitled to the income of the partnership or limited  liability  company (as the case may be)  attributable  to such share.  The character of the assets and gross income of the  partnership or limited  liability  company (as the case may be) retains the same  character  in the hands of the REIT for purposes of Section 856 of the Code,  including  satisfying  the gross income tests and the asset  tests.  Accordingly,  our proportionate  share of the assets,  liabilities and items of income of TRG, including TRG's proportionate share of the assets,  liabilities,  and items of income of The Taubman Company Limited  Partnership  (the "Manager") and the
shopping  center  joint  ventures  (provided  that  none  of the  joint  ventures  or the  various  grantor  trusts beneficially  owned  by TRG  (the  "TRG  Trusts")  which  serve  as  TRG's  partners,  in  those  shopping  centers wholly-owned  by TRG are  taxable as  corporations  for  Federal  income tax  purposes)  is treated as our  assets, liabilities and items of income for purposes of applying the requirements  described in this prospectus  (including the income and asset tests described below).

         We must satisfy two gross income  requirements  annually to maintain our  qualification as a REIT.  First, each taxable year we must derive  directly or indirectly at least 75% of our gross income  (excluding  gross income from prohibited  transactions) from investments  relating to real property or mortgages on real property (including
"rents  from  real  property"  and,  in  certain  circumstances,  interest)  or from  certain  types  of  temporary investments.  Second,  each taxable year we must derive at least 95% of our gross  income  (excluding  gross income from prohibited transactions) from these real property investments,  dividends,  interest and gain from the sale or disposition  of stock or securities (or from any  combination  of the  foregoing).  The term  "interest"  generally does not include  any amount  received or accrued  (directly  or  indirectly)  if the  determination  of the amount depends in whole or in part on the income or profits of any  person.  Nevertheless,  an amount  received or accrued generally will not be excluded from the term  "interest"  solely by reason of being based on a fixed  percentage or percentages of receipts or sales.

         Rents we receive will qualify as "rents from real  property" in satisfying  the gross income  requirements for a REIT described above only if the following conditions are met:

        o       First, the amount of rent must not be based in whole or in part on  the income or  profits  of  any person. However, an amount received or accrued generally will not be  excluded from the term "rents from real property" solely by reason  of  being  based  on a  fixed  percentage  or percentages of receipts or sales;

        o       Second, except  for  rents  received  from  a  taxable  REIT  subsidiary, as discussed below, rents received from a  tenant  will  not  qualify  as  "rents from real property" in satisfying the gross
                income tests  if  the  REIT, or an   actual or  constructive  owner  of 10% or  more  of the  REIT, actually  or constructively  owns  10% or more of the interests  in  such tenant (a "Related Party
                Tenant");

        o       Third, if rent attributable to personal  property, leased  in  connection  with  a  lease  of  real property, is greater than 15% of the total rent received under the lease, then the portion of  rent attributable to personal property will not qualify as "rents from real property;"

        o       Fourth, if rent is received from a taxable REIT subsidiary with respect to  any  property, no  more than 10% of the leased  pace at the property may be leased to taxable REIT subsidiaries  nd Related
                Party Tenants,  and rents  received from such property  (except from Related Party Tenants) must be substantially  comparable  to rents paid by other  tenants of the REIT's  property  for  comparable space; and

        o       Fifth, for rents to qualify as "rents from real  property," the REIT generally  must not operate or manage the property or furnish or render services to the tenants of the  property (subject to a 1%
                de minimis exception), other than through an independent  contractor  from whom the REIT derives no
                revenue.  The  REIT  may,  however,   directly  perform  certain  services  that  are  "usually  or customarily  rendered"  in  connection  with the  rental  of space for  occupancy  only and are not otherwise considered "rendered to the occupant" of the property.

         Substantially  all of our income is derived from our partnership  interest in TRG.  Currently,  TRG's real estate  investments give rise to income that enables us to satisfy all of the income tests described  above.  TRG's income is largely derived from its interests in the Taubman Shopping  Centers.  This income generally  qualifies as
"rents from real  property"  for purposes of the 75% and the 95% gross income tests.  TRG also derives  income from its  partnership  interest in the Manager and, to the extent  dividends are paid by the Manager's  general  partner
("Taub-Co"), from TRG's interest in Taub-Co.

         We believe  that  neither TRG nor any of the  shopping  center  owners in which TRG has an  interest  (the
"Center  Owners")  charges rent from any property that is based in whole or in part on the income or profits of any person  (except by reason of being based on a fixed  percentage  of  receipts or sales,  as  described  above).  We believe that neither TRG nor any of the Center Owners  derives rent  attributable  to personal  property  leased in connection  with real  property  that  exceeds 15% of the total  rents.  In  addition,  although  TRG or the Center
Owners may advance  money from time to time to tenants for the purpose of  financing  tenant  improvement,  they do not intend to charge interest that will depend in whole or in part on the income or profits of any person.

         We do not  believe  that we derive rent from  property  rented to a Related  Party  Tenant;  however,  the determination  of whether we own 10% or more of any tenant is made  after the  application  of complex  attribution rules  under  which  we will be  treated  as  owning  interests  in  tenants  that are  owned  by its "Ten  Percent
Shareholders."  In identifying  our Ten Percent  Shareholders,  each individual or entity will be treated as owning common stock and preferred  stock held by related  individuals and entities.  Accordingly,  we cannot be absolutely certain  whether all Related  Party Tenants have been or will be  identified.  Although rent derived from a Related
Party Tenant will not qualify as rents from real property and,  therefore,  will not be qualifying income under the
75% or 95% gross  income  tests,  we  believe  that the  aggregate  amount  of such  rental  income  (and any other nonqualifying  income) in any  taxable  year will not exceed the limits on  nonqualifying  income  under such gross income tests.  See "Failure to Qualify."

         We believe  that  neither  TRG nor any of the Center  Owners  will lease any  property  to a taxable  REIT subsidiary  unless they  determine that not more than 10% of the leased space at such property is leased to Related
Party  Tenants  and our  taxable  REIT  subsidiaries  and the rents  received  from such  leases are  substantially comparable  to those  received from other  tenants  (except rent from Related  Party  Tenants) of TRG or the Center
Owners for comparable space.

         TRG has entered into an agreement  with the Manager,  pursuant to which the Manager  provides all services that TRG  requires  in  connection  with the  operation  of the  Taubman  Shopping  Centers.  As a result  of TRG's ownership  interests in the Manager and Taub-Co,  the Manager does not qualify as an  independent  contractor  from whom the Company  derives no income.  We  believe,  however,  that no amounts of rent  should be excluded  from the definition of rents from real property solely by reason of the failure to use an independent  contractor  since TRG will hire an  independent  contractor to the extent  necessary to qualify rental income as rents from real property under Section 856(d)(1) of the Code.

         The Manager  receives  fees in exchange  for the  performance  of certain  management  and  administrative services,  including fees to be received  pursuant to agreements  with the Company and TRG. A portion of those fees will accrue to us because TRG owns a limited  partnership  interest in the Manager.  Our  indirect  interest in the management  fees generated by the Manager  generally may not be qualified  income under the 75% or 95% gross income tests (at least to the  extent  attributable  to  properties  in which TRG has no  interest  or to a joint  venture partner's  interest  in a  property).  In any event,  we believe  that the  aggregate  amount of such fees (and any other  nonqualifying  income) in any taxable year has not exceeded and will not exceed the limits on  nonqualifying income under the 75% and 95% gross income tests.

         If we fail to  satisfy  one or both of the 75% or 95% gross  income  tests for any  taxable  year,  we may nevertheless  qualify as a REIT for the year if we are entitled to relief under  specific  provisions  of the Code.
Generally, we may avail ourselves of the relief provisions if:

        o        our failure to meet these tests was due to reasonable cause and not due to willful neglect;

        o        we attach a schedule of the sources of our income to our Federal income tax return; and

        o        any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible,  however,  to state whether in all  circumstances  we would be entitled to the benefit of these relief  provisions.  For example,  if we fail to satisfy the gross income tests because  nonqualifying  income that we  intentionally  incur exceeds the limits on  nonqualifying  income,  the IRS could  conclude that our failure to satisfy the tests was not due to reasonable  cause.  If these relief  provisions  do not apply to a particular  set of  circumstances,  we will not qualify as a REIT.  As discussed  above in "Taxation  of Taubman  Centers,  Inc. --
General," even if these relief  provisions  apply,  and we retain our status as a REIT, a tax would be imposed with respect to our excess net income.  We may not always be able to maintain  compliance  with the gross  income  tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.

         Any gain  realized by us on the sale of any property held as inventory or other  property  held  primarily for sale to customers  in the ordinary  course of business  (including  our share of any such gain  realized by TRG will be treated as income from a prohibited  transaction  that is subject to a 100% penalty  tax.  This  prohibited transaction  income may also  adversely  affect our  ability to satisfy  the income  tests for  qualification  as a
REIT.  Under  existing  law,  whether  property is held as  inventory  or  primarily  for sale to  customers in the ordinary  course of a trade or  business  is a question  of fact that  depends  on all the facts and  circumstances surrounding  the particular  transaction.  TRG owns interests in real property that is situated on the periphery of certain of the Taubman  Shopping  Centers.  Sales of peripheral  property will  generally be made through a taxable
REIT  subsidiary,  and gain from such sales will be subject to the corporate  income tax, as discussed  below under
"The  Taxable  REIT  Subsidiary."  TRG  intends to hold its  properties  for  investment  with a view to  long-term appreciation,  and to engage in the business of acquiring,  developing  and owning  properties.  However,  TRG does intend to make  occasional  sales of its properties as are consistent with its investment  objectives,  and the IRS may contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests.

         At the close of each  quarter of our  taxable  year,  we also must  satisfy  three  tests  relating to the nature and diversification of our assets.

        o       First, at least 75% of the value of our  total assets (including  our allocable share of the assets held by TRG) must be represented by real estate assets,  cash, cash items held for one year or less and government securities. For purposes of this test,  real  estate  assets  include  stock or debt instruments  that are  purchased  with the  proceeds of a stock  offering or a long-term  (at least five years) public debt offering.

        o       Second,  not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

        o       Third, not more than 20% of the value of our total assets may be represented by securities  of  one or more taxable REIT subsidiaries.

        o       Fourth,  except with respect to a taxable REIT subsidiary or securities includable in the 75% asset test, the value of any one issuer's securities may not exceed 5% of the value of our  total  assets and we may not own more than 10% of any one issuer's outstanding voting  securities nor  more  than
                10% of the total value of any one issuer's outstanding securities.

         We are  deemed to own a  proportionate  share of all of the assets  owned by TRG and the Center  Owners in which  TRG is a  partner.  We  believe  that more than 75% of the value of TRG's  assets  qualify  as "real  estate assets." An election has been made to treat  Taub-Co and each of its  subsidiaries  as a taxable  REIT  subsidiary.
Likewise,  a taxable REIT subsidiary  election has been made or will be made for each corporation  owned,  directly or  indirectly,  by TRG.  Further,  we  believe  that the value of our  proportionate  share of TRG's  interest  in taxable REIT  subsidiary  securities  does not exceed 20% of the value of our assets,  and we do not expect that it will exceed 20% in the future.

         After  initially  meeting  the asset tests at the close of any  quarter,  we will not lose our status as a
REIT for  failure to satisfy  the asset  tests at the end of a later  quarter  solely by reason of changes in asset values.  If we fail to satisfy the asset tests  because we acquire  securities or other  property  during a quarter
(including as a result of our increasing  our interest in TRG or if TRG owns  non-qualifying  assets),  we can cure this failure by disposing of sufficient  nonqualifying  assets  within 30 days after the close of that quarter.  We believe we have  maintained  and intend to  continue  to  maintain  adequate  records of the value of our assets to ensure  compliance  with the asset tests and to take such other  actions  within the 30 days after the close of any quarter  as may be  required  to cure any  noncompliance.  If we fail to cure  noncompliance  with the asset  tests within this time period, we would cease to qualify as a REIT.

The Taxable REIT Subsidiary.

         The Internal  Revenue Code provides that for taxable years  beginning  after December 31, 2000, a REIT may own more than 10% of the  voting  power and  value of  securities  in a taxable  REIT  subsidiary.  A taxable  REIT subsidiary is a corporation  that is not a REIT (a) in which the REIT  directly or indirectly  owns stock,  and (b)
as to which an  election  has been  jointly  made to  treat  the  corporation  as a  taxable  REIT  subsidiary.  In addition,  any  corporation  (other than a REIT or a qualified REIT  subsidiary) is a taxable REIT  subsidiary if a taxable REIT  subsidiary  of a REIT owns directly or indirectly  (i)  securities  having more than 35% of the total voting power of the  outstanding  securities of the  corporation,  or (ii) securities with a value of more than 35%
of the total value of the  outstanding  securities of the  corporation  calculated  without  regard to certain safe harbor  debt.  As discussed  under  "Requirements  for REIT  Qualification,"  above,  not more than 20% of the fair market  value of a REIT's  assets can be  composed  of  securities  of taxable  REIT  subsidiaries,  and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

         Although the activities and income of a taxable REIT  subsidiary are subject to the corporate  income tax, a taxable REIT  subsidiary  is  permitted to engage in  activities  and render  services the income from which,  if earned directly by the REIT,  would disqualify the REIT.  Additionally,  under certain limited  conditions,  a REIT may receive income from a taxable REIT subsidiary that will be treated as rent.

         The amount of interest on related  party debt a taxable REIT  subsidiary  may deduct is limited.  Further, a 100% excise tax applies to any  interest  payments by a taxable REIT  subsidiary  to its  affiliated  REIT to the extent the interest rate is set above a commercially  reasonable  level. A taxable REIT  subsidiary is permitted to deduct interest payments to unrelated parties without restriction.

         The Internal  Revenue Code allows the Internal  Revenue Service to reallocate costs between a REIT and its taxable REIT  subsidiary.  Any deductible  expenses  allocated away from a taxable REIT  subsidiary  would increase its tax liability,  and the amount of such increase would be subject to interest  charges.  Further,  any amount by which a REIT  understates  its deductions  and overstates  those of its taxable REIT  subsidiary  will,  subject to certain exceptions, be subject to a 100% excise tax.

Annual Distribution Requirements.

         To maintain our  qualification  as a REIT,  we are required to  distribute  dividends  (other than capital gain  dividends) to our  shareholders  in an amount at least equal to the sum of 90% of our "REIT  taxable  income"
(computed  without  regard to the  dividends  paid  deduction  and our net capital  gain) and 90% of our net income
(after tax),  if any, from  foreclosure  property,  minus the excess of the sum of particular  items of our noncash income (i.e.,  income  attributable to leveled stepped rents,  original issue discount on purchase money debt, or a like-kind  exchange  that is later  determined  to be taxable)  over 5% of our "REIT  taxable  income" as described above.  In  addition,  if we dispose  of any  Built-In  Gain  Asset  during  its  Recognition  Period,  we would be required,  pursuant to Treasury Regulations which have not yet been promulgated,  to distribute at least 90% of the
Built-In Gain (after tax), if any, recognized on the disposition of such asset.

         These  distributions  must be paid in the taxable year to which they relate,  or in the following  taxable year if they are  declared  before we timely  file our tax  return for such year and if paid on or before the first regular dividend payment after such  declaration.  These  distributions are taxable to holders of our capital stock
(other than  tax-exempt  entities,  as  discussed  below) in the year in which paid.  This is so even though  these distributions  relate to the prior year for purposes of our 90% distribution  requirement.  The amount  distributed must not be  preferential;  i.e.,  every  shareholder of the class of stock to which a distribution is made must be treated the same as every other  shareholder of that class, and no class of stock may be treated  otherwise than in accordance  with its dividend  rights as a class.  To the extent that we do not  distribute  all of our net capital gain or  distribute  at least 90%,  but less than 100%,  of our "REIT  taxable  income,"  as  adjusted,  we will be subject to tax on such income at corporate tax rates.

         Our  REIT  taxable  income  consists  substantially  of our  distributive  share  of the  income  of  TRG.
Currently,  our REIT  taxable  income is less than the cash flow we  receive  from  TRG,  due to the  allowance  of depreciation  and other  non-cash  charges in computing REIT taxable  income.  Accordingly,  we anticipate  that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

         It is  possible  that from time to time we may not have  sufficient  cash or other  liquid  assets to meet these distribution  requirements due to timing differences  between the actual receipt of income and actual payment of deductible  expenses,  and the inclusion of income and deduction of expenses in arriving at our taxable  income.
If these timing  differences  occur, to meet the  distribution  requirements we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

         We may be  able  to  rectify  a  failure  to  meet  the  distribution  requirement  for a year  by  paying
"deficiency  dividends" to shareholders in a later year,  which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts  distributed  as deficiency  dividends.
Nonetheless,  we will be required  to pay  interest  based upon the amount of any  deduction  taken for  deficiency dividends.

         Furthermore,  we would be subject to a 4% excise tax on the excess of the required  distribution  over the amounts  actually  distributed  if we  should  fail to  distribute  during  each  calendar  year (or in the case of distributions  with  declaration and record dates falling in the last three months of the calendar year, by the end of January  immediately  following  such year) at least the sum of 85% of our REIT  ordinary  income for such year,
95% of our REIT capital  gain income for the year and any  undistributed  taxable  income from prior  periods.  Any
REIT  taxable  income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure to Qualify

         If we fail to qualify  for  taxation  as a REIT in any  taxable  year,  and the relief  provisions  do not apply,  we will be subject to tax  (including  any  applicable  alternative  minimum tax) on our taxable  income at regular  corporate  rates.  Distributions  to  shareholders  in any year in which  we fail to  qualify  will not be deductible  by us and we will not be  required to  distribute  any amounts to our  shareholders.  As a result,  our failure to qualify  as a REIT would  reduce the cash  available  for  distribution  by us to our  shareholders.  In addition,  if we fail to qualify as a REIT, all  distributions  to shareholders  will be taxable as ordinary income to the extent of our current  and  accumulated  earnings  and  profits,  and  subject to  limitations  of the Code, corporate  distributees  may be eligible for the  dividends  received  deduction.  Unless  entitled to relief under specific  statutory  provisions,  we will also be  disqualified  from taxation as a REIT for the four taxable years following  the  year  during  which  we  lost  our  qualification.  It is not  possible  to  state  whether  in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

         As used  below,  the term  "U.S.  Shareholder"  means a holder of shares of common  stock who (for  United
States Federal income tax purposes):

        o       is a citizen or resident of the United States;

        o       is a corporation, partnership, or other entity created or organized in  or  under  the  laws of the
                United States or of any state thereof or in the District of Columbia,  unless,  in the case  of  an entity taxed as a partnership, Treasury Regulations provide otherwise;

        o       is an estate the income of which is subject to United States  Federal income taxation regardless of its source; or

        o       is a trust whose administration is subject to the primary  supervision of a United States court and which has one or more United States persons  who have  the  authority to  control  all  substantial decisions of the trust.

Notwithstanding  the  preceding  sentence,  to the extent  provided  in  Treasury  Regulations,  certain  trusts in existence on August 20, 1996,  and treated as United  States  persons  prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.

Distributions Generally.

         As long as we qualify as a REIT,  distributions  out of our current or  accumulated  earnings and profits, other than  capital  gain  dividends  discussed  below,  will  constitute  dividends  taxable to our  taxable  U.S.
Shareholders as ordinary income.  These  distributions  will not be eligible for the  dividends-received  deduction in the case of U.S. Shareholders that are corporations.

         For  purposes  of  determining  whether  distributions  to holders  of common  stock are out of current or accumulated  earnings and profits,  our earnings and profits will be allocated first to the  outstanding  preferred stock and then to the common stock.  To the extent that we make  distributions,  other than capital gain  dividends discussed  below,  in excess of our current and  accumulated  earnings and  profits,  these  distributions  will be treated first as a tax-free  return of capital to each U.S.  Shareholder.  This  treatment will reduce the adjusted basis which each U.S.  Shareholder  has in his shares of stock for tax  purposes by the amount of the  distribution
(but not below  zero).  Distributions  in excess  of a U.S.  Shareholder's  adjusted  basis in his  shares  will be taxable as  capital  gains  (provided  that the  shares  have been held as a capital  asset) and will be taxable as long-term  capital  gain if the shares  have been held for more than one year.  Dividends  we  declare in  October,
November,  or  December  of any year and payable to a  Shareholder  of record on a  specified  date in any of these months shall be treated as both paid by us and received by the  shareholder  on December 31 of that year,  provided we actually pay the dividend on or before January 31 of the following calendar year.

         Shareholders  may not include in their own income tax returns any of our net  operating  losses or capital losses.

Capital Gain Distributions.

         Distributions  that we  properly  designate  as capital  gain  dividends  will be taxable to taxable  U.S.
Shareholders  as gains (to the extent  that they do not exceed our actual net capital  gain for the  taxable  year)
from the sale or  disposition  of a capital  asset.  Depending on the character of the assets which  produced these gains,  and on  designations,  if any,  which we may  make,  these  gains  may be  taxable  to  non-corporate  U.S.
Shareholders at a 20% or 25% rate. U.S.  Shareholders that are corporations  may, however,  be required to treat up to 20% of some capital gain dividends as ordinary income.

Retention of Net Long-Term Capital Gains.

         We may elect to retain,  rather than  distribute as a capital gain  dividend,  our net  long-term  capital gains.  If we make this election,  we would pay tax on our retained net long-term  capital gains.  In addition,  to the extent we designate, a U.S. Shareholder generally would:

        o       include its proportionate  share of our  undistributed  long-term capital gains  in  computing  its long-term capital  gains in its return for its taxable  year in which the last day  of  our taxable year falls (subject to certain limitations as to the amount that is includable);

        o       be deemed to have paid the capital gains tax imposed on us on the  designated  amounts  included in the U.S. Shareholder's long-term capital gains;

        o       receive a credit or refund for the amount of tax deemed paid by it;

        o       increase the adjusted basis of its common stock by the difference  between the amount of includable gains and the tax deemed to have been paid by it; and

        o       in the case of a U.S. Shareholder  that  is a corporation, appropriately  adjust  its  earnings and profits for the retained  capital gains in accordance with  Treasury  Regulations  to be prescribed by the IRS.

Passive Activity Losses and Investment Interest Limitations.

         Distributions  we make and gain  arising  from the sale or  exchange by a U.S.  Shareholder  of our shares will not be treated as passive  activity  income.  As a result,  U.S.  Shareholders  generally  will not be able to apply  any  "passive  losses"  against  this  income  or gain.  Distributions  we make (to the  extent  they do not constitute a return of capital)  generally  will be treated as  investment  income for  purposes of  computing  the investment interest limitation.  Gain arising from the sale or other disposition of our shares,  however,  will not be treated as investment income in some circumstances.

Dispositions of Common Stock

         If you are a U.S.  Shareholder and you sell or dispose of your shares of common stock,  you will recognize gain or loss for Federal  income tax purposes in an amount equal to the  difference  between the amount of cash and the fair market value of any property you receive on the sale or other  disposition  and your adjusted basis in the shares for tax  purposes.  This gain or loss will be capital if you have held the common  stock as a capital  asset and will be long-term  capital  gain or loss if you have held the common stock for more than one year.  In general, if you are a U.S.  Shareholder  and you recognize loss upon the sale or other  disposition of common stock that you have held for six  months or less  (after  applying  holding  period  rules  set forth in the  Code),  the loss you recognize  will be treated as a long-term  capital  loss,  to the extent you received  distributions  from us which were required to be treated as long-term capital gains.

Backup Withholding

         We report to our U.S.  Shareholders  and the IRS the amount of dividends  paid during each calendar  year, and the amount of any tax withheld.  Under the backup  withholding  rules,  a shareholder  may be subject to backup withholding  with respect to  dividends  paid unless the holder is a  corporation  or comes  within  certain  other exempt  categories  and,  when  required,  demonstrates  this fact, or provides a taxpayer  identification  number, certifies as to no loss of exemption from backup withholding,  and otherwise complies with applicable  requirements of the backup  withholding  rules.  The back-up  withholding rate is equal to the fourth lowest tax rate applicable to  unmarried  individuals.  For amounts  paid after  August 6, 2001,  the rate is 30.5%.  For amounts  paid during
2002 and 2003,  the rate is scheduled to drop to 30%.  After  December 31, 2010,  the rates are scheduled to revert to the  pre-August  6, 2001 rate of 31%. A U.S.  Shareholder  that does not  provide us with his  correct  taxpayer identification  number  may  also be  subject  to  penalties  imposed  by the  IRS.  Backup  withholding  is not an additional  tax. Any amount paid as backup  withholding  will be creditable  against the  shareholder's  income tax liability.  In  addition,  we  may be  required  to  withhold  a  portion  of  capital  gain  distributions  to any shareholders who fail to certify their non-foreign status.  See "Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

         The IRS has ruled that amounts  distributed as dividends by a qualified  REIT do not constitute  unrelated business  taxable  income  ("UBTI") when  received by a tax-exempt  entity.  Based on that ruling,  provided that a tax-exempt  shareholder (except tax-exempt  shareholders described below) has not held its shares as "debt financed property"  within  the  meaning  of the Code  (generally,  shares of common  stock,  the  acquisition  of which was financed  through a borrowing by the tax exempt  shareholder)  and the shares are not otherwise  used in a trade or business,  dividend income from us will not be UBTI to a tax-exempt  shareholder.  Similarly,  income from the sale of  shares  will not  constitute  UBTI  unless a  tax-exempt  shareholder  has held its  shares  as "debt  financed property" within the meaning of the Code or has used the shares in its trade or business.

         For  tax-exempt   shareholders  which  are  social  clubs,   voluntary   employee  benefit   associations,
supplemental  unemployment  benefit  trusts,  and qualified  group legal  services plans exempt from Federal income taxation under Code Section  501(c)(7),  (c)(9),  (c)(17) and (c)(20),  respectively,  income from an investment in our shares will constitute  UBTI unless the  organization is able to properly deduct amounts set aside or placed in reserve  for  certain  purposes  so as to offset  the income  generated  by its  investment  in our  shares.  These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding  the above,  however,  a portion of the  dividends  paid by a "pension held REIT" shall be treated as UBTI as to any trust which:

        o       is described in Section 401(a) of the Code;

        o       is tax-exempt under Section 501(a) of the Code; and

        o       holds more than 10% (by value) of the interests in the REIT.

Tax-exempt  pension  funds that are  described in Section  401(a) of the Code are  referred to below as  "qualified trusts."

         A REIT is a "pension held REIT" if:

        o       it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code  provides
                that stock owned by qualified trusts shall be treated, for  purposes  of the   "not  closely  held"
                requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

        o       either at least one such qualified trust holds more than 25%  (by value)  of  the  interests in the
                REIT, or one or more such  qualified  trusts,  each of which  owns more than 10%  (by value) of the interests in the REIT, holds in the aggregate more than  50% (by value)  of  the  interests  in the
                REIT.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

        o       the UBTI earned by the  REIT (treating  the  REIT  as if it were a qualified  trust  and  therefore subject to tax on UBTI) to

        o       the total gross income of the REIT.

         A de  minimis  exception  applies  where  the  percentage  is less than 5% for any  year.  The  provisions requiring  qualified trusts to treat a portion of REIT  distributions as UBTI will not apply if the REIT is able to satisfy the "not closely  held"  requirement  without  relying upon the  "look-through"  exception  with respect to qualified trusts.

Taxation of Non-U.S. Shareholders

         When we use the term  "Non-U.S.  Shareholder,"  we mean a holder of shares of common stock who (for United
States Federal income tax purposes):

        o       is a nonresident alien individual; or

        o       is a foreign corporation, foreign partnership or trust.

         The rules governing  United States Federal income taxation of Non-U.S.  Shareholders  are complex,  and we are  providing  only a brief  summary of these rules.  This  summary does not address all aspects of United  States
Federal  income tax and does not  address  state,  local or foreign  tax  consequences  that may be  relevant  to a
Non-U.S.  Shareholder in light of its particular  circumstances.  In addition,  this discussion is based on current law,  which is subject to change,  and assumes  that we qualify for  taxation as a REIT.  If you are a  prospective
Non-U.S.  Shareholder,  you should  consult with your own tax advisers to determine  the impact of Federal,  state, local and foreign income tax laws on an investment in our common stock, including any reporting requirements.

Distributions.

         A distribution  to a Non-U.S.  Shareholder  will be treated as a dividend of ordinary income to the extent the distribution is made out of our current or accumulated earnings and profits as long as the following are true:

        o       the distribution is  not  attributable  to  gain  from  the  sale or exchange of United States real property interests; and

        o       we have not designated the distribution as a capital gains dividend.

         Distributions  treated as a dividend  of ordinary  income  will  generally  be subject to  withholding  of
United States Federal  income tax on a gross income basis (that is, without  allowance of deductions) at a 30% rate unless an  applicable  tax treaty  reduces  that rate.  However,  distributions  treated as a dividend  of ordinary income will be subject to a Federal  income tax on a net basis (that is, after  allowance of  deductions)  when the dividend is treated as effectively  connected with the Non-U.S.  Shareholder's  conduct of a United States trade or business and the Non-U.S.  Shareholder has filed an IRS Form 4224 with us or, if an income tax treaty  applies,  as attributable to a United States  permanent  establishment  of the Non-U.S.  Shareholder.  In this event, as long as certain  certification  and disclosure  requirements are met, the dividend will be taxed at graduated rates, in the same manner as U.S.  Shareholders  are taxed with respect to such  dividends  and will  generally not be subject to withholding.  Any such dividends  received by a Non-U.S.  Shareholder  that is a corporation may also be subject to an additional  branch profits tax at a 30% rate or such lower rate as may be specified by an applicable  income tax treaty (the "Branch Profits Tax").

         Under current  Treasury  regulations,  dividends paid to an address in a country outside the United States are generally  presumed to be paid to a resident of the country for purposes of determining  the  applicability  of withholding  discussed  above and the  applicability  of a tax treaty  rate. A Non-U.S.  Shareholder  who wishes to claim the  benefit of an  applicable  treaty  rate will be  required  to satisfy  certain  certification  and other requirements.  Under certain treaties,  lower  withholding rates generally  applicable to dividends do not apply to dividends from a REIT.

         If we make a distribution in excess of our current or accumulated  earnings and profits,  the distribution will not be  taxable  to a  Non-U.S.  Shareholder  to the  extent  it does not  exceed  the  adjusted  basis of the shareholder's  stock.  Instead,  the  distribution  will reduce the adjusted basis of the  shareholder's  stock. If the distribution  does exceed the adjusted basis of a Non-U.S.  Shareholder's  stock, the distribution  will result in gain from the sale or exchange of the Non-U.S  Shareholder's  stock.  We discuss the tax  treatment of this gain in further detail below.  For withholding  purposes,  we are required to treat all  distributions as if made out of our  current or  accumulated  earnings  and  profits.  However,  the IRS will  generally  refund  amounts  that are withheld if it is determined that the distribution  was, in fact, in excess of our current or accumulated  earnings and profits.

         A  distribution  to a Non-U.S.  Shareholder  that we properly  designate as a capital gain dividend at the time of distribution that does not arise from our disposition of a United States real property  interest  generally will not be subject to United States Federal income taxation unless any of the following are true:

        o       investment in the stock is effectively connected with the Non-U.S. Shareholders United States trade or business, in which case the Non-U.S. Shareholder  will be taxed on the gain at the same rates as
                U.S.  Shareholders  (except that a shareholder that is a foreign corporation may also be subject to the 30% Branch Profits Tax, as discussed above); or

        o       the Non-U.S. Shareholder is a nonresident alien individual who is  present in the United States for
                183 days or more during the taxable year and has a "tax home" in the United  States,  in which case the non-resident alien individual will be taxed at a rate equal to 30% of the individual's  capital gains.

         Pursuant to the  Foreign  Investment  in Real  Property  Tax Act of 1980  ("FIRPTA"),  distributions  to a
Non-U.S.  Shareholder  that are  attributable  to gain from our sale or  exchange of United  States  real  property interests  will  cause the  Non-U.S.  Shareholder  to be  treated as  recognizing  this gain as income  effectively connected  with a United  States  trade or business.  Non-U.S.  Shareholders  would  generally be taxed at the same rates  as U.S.  Shareholders  (subject  to a  special  alternative  minimum  tax in the case of  nonresident  alien individuals) on these  distributions.  Also, a Non-U.S.  Shareholder  that is a corporation may be subject to a 30%
Branch  Profits  Tax on this  distribution  as  discussed  above.  We are  required  to  withhold  35% of any  such distribution.  This amount is  creditable  against the Non-U.S.  Shareholder's  United  States  Federal  income tax liability.

         Treasury  Regulations  require  a  corporation  that is a REIT to treat as a  dividend  the  portion  of a distribution  that is not  designated as a capital gain  dividend or return of basis and apply the 30%  withholding tax (subject to any applicable  deduction or exemption) to such portion,  and to apply the FIRPTA withholding rules
(discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend.

         We or any  nominee  (e.g.,  a  broker  holding  shares  in  street  name)  may  rely on a  certificate  of non-foreign  status on Form W-8 or Form W-9 to determine  whether  withholding  is required on gains  realized from the  disposition of United States real property  interests.  A domestic  person who holds shares of common stock on behalf of a Non-U.S.  Shareholder  will bear the burden of withholding,  provided that we have properly  designated the appropriate portion of a distribution as a capital gain dividend.

Sale of Stock.

         Unless our common  stock  constitutes  a "United  States  real  property  interest"  within the meaning of
FIRPTA,  a sale or  exchange  of common  stock by a Non-U.S.  Shareholder  generally  will not be subject to United
States Federal income  taxation.  Our stock will not constitute a "United States real property  interest" if we are a  "domestically  controlled  REIT." A  "domestically  controlled  REIT" is a REIT in which at all  times  during a specified testing period Non-U.S.  Shareholders held, directly or indirectly,  less than 50% in value of the REIT's shares.

         If we are not or cease to be a "domestically-controlled  REIT," a Non-U.S.  Shareholder's sale or exchange of shares of common stock would be subject to United  States  taxation  under FIRPTA as a sale of a "United  States real  property  interest,"  assuming  our common  stock is  regularly  traded (as  defined by  applicable  Treasury
Regulations) on an established  securities  market (e.g.,  the New York Stock  Exchange),  only if the seller owned
(actually or  constructively)  more than 5% of our common stock during the applicable  testing  period.  If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA,  the Non-U.S.  Shareholder  would be subject to the same United  States  Federal  income tax  treatment  with respect to the gain as a U.S.  Shareholder
(subject to any applicable  alternative  minimum tax, a special  alternate  minimum tax, in the case of nonresident alien  individuals  and  the  possible  application  of  the  30%  Branch  Profits  Tax  in  the  case  of  foreign corporations),  and the  purchaser  of the stock  would be  required  to  withhold  and remit to the IRS 10% of the purchase price.

         Notwithstanding the foregoing,  if you are a Non-U.S.  Shareholder and you recognize gain from the sale or exchange of shares of our common  stock and the gain is not  subject to FIRPTA,  the gain will be subject to United
States taxation if:

        o       your investment in the stock is effectively connected  with a United States trade or  business (or, if an income treaty applies, is attributable to a United States permanent establishment); or

        o       you are a nonresident alien individual who is present in the United States for  183  days  or  more during the taxable year and you have a "tax home" in the  United  States. In this case, you will be subject to a 30% United States withholding tax on the amount of your gain.

Backup Withholding Tax and Information Reporting.

         Backup  withholding  tax generally is a withholding  tax imposed on certain  payments to persons that fail to furnish certain  information  under the United States  information  reporting  requirements,  as discussed above under "Backup  Withholding."  Non-U.S.  Shareholders will not be subject to backup  withholding tax and information reporting for distributions they receive that are treated as:

        o       dividends subject to the 30% (or lower treaty rate) withholding tax discussed above;

        o       capital gains dividends; or distributions attributable to gain from our sale or exchange  of United
                States real property interests.

         As a general  matter,  backup  withholding  and  information  reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign  office of a foreign  broker.  Information  reporting  (but not backup  withholding) will apply,  however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

        o       is a United States person;

        o       derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

        o       is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes.

         Information  reporting  will not apply if the broker has  documentary  evidence  in its  records  that the holder is a Non-U.S.  Shareholder and certain other  conditions are met, or the shareholder  otherwise  establishes an  exemption.  Payment  to or through a United  States  office of a broker of the  proceeds  of a sale of stock is subject to both backup  withholding and information  reporting unless the shareholder  certifies under penalties of perjury  that the  shareholder  is a Non-U.S.  Shareholder,  or  otherwise  establishes  an  exemption.  A Non-U.S.
Shareholder  may  obtain a refund  of any  amounts  withheld  under the  backup  withholding  rules by  filing  the appropriate claim for refund with the IRS.

Tax Aspects of TRG

         The following  discussion  summarizes certain Federal income tax  considerations  applicable solely to our investment  in TRG.  The  discussion  does not cover  state or local tax laws or any  Federal  tax laws  other than income tax laws.

Classification.

         The  Company is  entitled to include in its income its  distributive  share of TRG's  income and to deduct its  distributive  share of TRG's losses only if TRG and each Center  Owner is  classified  for Federal  income tax purposes as a partnership  rather than as an association  taxable as a corporation,  and none of the TRG Trusts are classified for Federal income tax purposes as associations taxable as corporations.

         An entity will be classified as a partnership  rather than as a corporation or an  association  taxable as a  corporation  for  Federal  income  tax  purposes  if the  entity is  treated  as a  partnership  under  Treasury
Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations").

         In general,  under the Check-the-Box  Regulations,  an unincorporated entity with at least two members may elect to be classified  either as an association  taxable as a corporation  or as a partnership.  If such an entity fails to make an election,  it generally  will be treated as a partnership  for Federal  income tax  purposes.  The
Federal  income tax  classification  of an entity that was in existence  prior to January 1, 1997,  such as TRG and the Center Owners, will be respected for all periods prior to January 1, 1997 if:

        o       the entity had a reasonable basis for its claimed classification

        o       the entity and all members of the entity recognized  the  Federal income  tax  consequences  of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

        o       neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

TRG and each Center Owner reasonably claimed partnership  classification  under the Treasury  Regulations  relating to entity  classification  in effect prior to January 1, 1997,  and such  classification  should be  respected  for
Federal  income tax purposes.  TRG and the Center Owners  intend to continue to be classified as  partnerships  for
Federal income tax purposes,  and none of them will elect to be treated as an association  taxable as a corporation under the Check-the-Box Regulations.

         We also  believe  that none of the TRG  Trusts  are  taxable  as a  corporation  for  Federal  income  tax purposes.  No assurance can be given,  however,  that the IRS will not challenge  the  non-corporate  status of the
TRG Trusts for Federal income tax purposes.  If such  challenge were sustained by a court,  the TRG Trusts would be treated as a corporation  for Federal income tax purposes,  as described  below.  In addition,  our belief is based on existing law, which is to a great extent the result of administrative  and judicial  interpretation.  We can not be certain that administrative or judicial changes would not modify these conclusions.

         If for any reason,  any TRG Trust were taxable as a corporation  rather than as a trust for Federal income tax  purposes,  we would be unable to satisfy  the income and asset  requirements  for REIT  status.  See  "Federal
Income  Tax   Considerations   --  Requirements  for  Qualification  --  Income  Tests"  and  "Federal  Income  Tax
Considerations  -- Requirements for  Qualification -- Asset Tests." In addition,  any change in the status of a TRG
Trust for tax purposes  might be treated as a taxable event,  in which case we might incur a tax liability  without any related cash  distribution.  If a TRG Trust were taxable as a corporation,  items of income and deduction would not pass through to its  beneficiary,  which would be treated as a  shareholder  for tax  purposes.  Such TRG Trust would be required to pay income tax at corporate tax rates on its net income,  and  distributions  would constitute dividends that would not be deductible in computing such TRG Trust's taxable income.

Income Taxation of TRG and Its Partners

Partners, Not TRG, Subject to Tax.

         A partnership  is not a taxable entity for Federal  income tax purposes.  Rather,  we are required to take into account our allocable share of TRG's income,  gains, losses,  deductions,  and credits for any taxable year of
TRG  ending  within  or with  our  taxable  year  regardless  of  whether  we have  received  or will  receive  any distribution from TRG.

Tax Allocations with Respect to Contributed Properties.

         Pursuant to Section  704(c) of the Code,  income,  gain,  loss,  and  deduction,  including  depreciation, attributable  to  appreciated  or  depreciated  property that is  contributed  to a partnership  in exchange for an interest  in the  partnership  must be  allocated  for  Federal  income  tax  purposes  in a manner  such  that the contributor  is charged  with,  or benefits  from,  the  unrealized  gain or unrealized  loss  associated  with the property at the time of the  contribution.  The amount of such  unrealized  gain or  unrealized  loss is  generally equal to the difference  between the fair market value of the contributed  property at the time of contribution and the  adjusted  tax  basis of such  property  at the time of  contribution.  TRG's  partnership  agreement  requires allocations of income,  gain, loss, and deduction  attributable to such contributed property to be made in a manner that is  consistent  with  Section  704(c) of the Code.  Any income,  gain,  loss,  or  deduction in excess of that specially  allocated  to the  contributing  partners  pursuant to Section  704(c) of the Code is allocated to TRG's partners in accordance with their percentage interests.

         Accordingly,  depreciation on any property  contributed to TRG is allocated to each  contributing  partner in a manner designed to reduce the difference  between such  property's fair market value and its tax basis,  using methods that are intended to be consistent with statutory intent and Treasury  Regulations  under Section 704(c) of the Code.  On the other  hand,  depreciation  with  respect to any  property  purchased  by TRG  subsequent  to the admission of the Company in late 1992 will be  allocated  among the partners in  accordance  with their  respective percentage interests in TRG.

Sale of TRG's Property

         Generally,  any gain  realized by TRG on the sale of property  held by TRG or a Center Owner for more than one year will be long-term  capital gain,  except for any portion of such gain that is treated as  depreciation  or cost recovery recapture.  Under Section 704(c) of the Code and the Treasury  Regulations  governing the revaluation of TRG assets and the restatement of its capital accounts to fair market value,  any built-in gain  attributable to appreciation in the regional  shopping  center  interests prior to the admission of the Company to TRG in late 1992 must,  when  recognized,  be  allocated  to the  contributing  partners.  Thus,  we  will  not  incur a tax on such
Built-in-Gains  because  (except as noted in the  following  sentence)  they must be  allocated  to partners in TRG other than us. In addition,  any  Built-in-Gain  with respect to properties  contributed  to TRG  subsequent to the our admission to TRG must be allocated to the contributing  partners.  As a consequence of our 1%  pre-contribution interests in two of the Taubman Shopping Centers,  we will be allocated an equivalent  portion of  pre-contribution gain in the event of a  disposition  of either  property.  Further,  depreciation  will be  allocated to reduce the disparity  between fair market  value and tax basis with  respect to  appreciated  property  contributed  to TRG or otherwise  held  by  TRG  prior  to our  admission  to  TRG.  Such  allocations  will  permit  us to  claim  larger depreciation deductions because we have, except as noted above, contributed solely unappreciated property.

         Our  share  of any  gain  realized  by TRG on the sale of any  property  held by TRG or a Center  Owner as inventory or other  property  held  primarily  for sale to  customers  in the ordinary  course of TRG's or a Center
Owner's trade or business will,  however,  be treated as income form a prohibited  transaction that is subject to a
100%  penalty  tax.  See  "Federal  Income Tax  Considerations  -- Taxation of the Company -- Income  Tests."  Such
prohibited  transaction  income  will also  adversely  affect  our  ability to  satisfy  the income  tests for REIT status.  See "Federal Income Tax  Considerations  -- Requirements For  Qualification -- Income Tests" above.  Under existing law,  whether  property is held as inventory or primarily for sale to customers in the ordinary  course of
TRG's or a Center  Owner's trade or business is a question of fact that depends on all the facts and  circumstances with  respect  to the  particular  transaction.  TRG and the  Center  Owners  intend to hold the  Taubman  Shopping
Centers  for  investment  with a view to  long-term  appreciation,  and to engage  in the  business  of  acquiring, developing,  owning, and operating the Taubman Shopping Centers,  including peripheral land,  consistent with TRG's and the Center  Owners'  investment  objectives.  Sales of  peripheral  property  generally  will be made through a taxable REIT subsidiary.  See "The Taxable REIT Subsidiary," above.

Other Tax Consequences

         We may be subject to state or local taxation in various state or local  jurisdictions,  including those in which we transact  business and our shareholders  may be subject to state or location  taxation in various state or local  jurisdictions,  including  those in which they reside.  Our state and local tax treatment may not conform to the Federal  income tax  consequences  discussed  above.  In addition,  your state and local tax  treatment may not conform to the  Federal  income tax  consequences  discussed  above.  Consequently,  you  should  consult  your tax advisors  regarding  the effect of state and local tax laws on a  disposition  of limited  partnership  units or an investment in our shares.

                                               ERISA CONSIDERATIONS

         The  following  is a summary of material  considerations  arising  under the  Employee  Retirement  Income
Security Act of 1974, as amended ("ERISA"),  and the prohibited  transaction provisions of Section 4975 of the Code that may be  relevant  to  prospective  investors.  This  discussion  does not  purport to deal with all aspects of
ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

         A PROSPECTIVE  INVESTOR  THAT IS AN EMPLOYEE  BENEFIT PLAN SUBJECT TO ERISA,  A TAX  QUALIFIED  RETIREMENT
PLAN,  AN IRA OR A  GOVERNMENTAL,  CHURCH OR OTHER PLAN THAT IS EXEMPT  FROM  ERISA IS  ADVISED TO CONSULT  ITS OWN
LEGAL ADVISOR  REGARDING THE SPECIFIC  CONSIDERATIONS  ARISING UNDER  APPLICABLE  PROVISIONS OF ERISA, THE CODE AND
STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

Fiduciary Duties and Prohibited Transactions

         A fiduciary of a pension,  profit-sharing,  retirement,  or other  employee  benefit plan subject to ERISA
(an "ERISA  Plan")  should  consider  the  fiduciary  standards  under  ERISA in the  context  of the ERISA  Plan's particular  circumstances  before  authorizing  an  investment  of any  portion of the ERISA  Plan's  assets in the
Company's common stock.  In particular, such fiduciary should consider whether:

        o     the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA;

        o     the investment is in accordance  with the documents and   instruments   governing  the  ERISA Plan as
              required by Section 404(a)(1)(D) of ERISA;

        o     the investment is prudent under Section 404(a)(1)(B) of ERISA; and

        o     the investment is solely in the interests of the ERISA Plan participants  and  beneficiaries and  for
              the exclusive purpose of providing benefits to  the ERISA Plan participants  and  beneficiaries   and
              defraying  reasonable  administrative  expenses of the ERISA Plan as required by Section 404(a)(1)(A)
              of ERISA.

         In addition to the imposition of fiduciary  standards,  ERISA and Section 4975 of the Code prohibit a wide range of  transactions  between an ERISA Plan, an IRA or certain other plans  (collectively,  a "Plan") and persons who have  certain  specified  relationships  to the Plan  ("parties  in  interest"  within the meaning of ERISA and
"disqualified  persons"  within the meaning of the Code).  Thus, a Plan  fiduciary or person  making an  investment decision for a Plan also should consider  whether the acquisition or the continued  holding of the Company's common stock might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets

         The  prohibited  transaction  rules of ERISA and the Code  apply to  transactions  with a Plan and also to transactions  with the "plan  assets" of a Plan.  The "plan  assets" of a Plan  include  the Plan's  interest in an entity in which the Plan  invests and, in certain  circumstances,  the assets of the entity in which the Plan holds such  interest.  The  term  "plan  assets"  is not  specifically  defined  in ERISA  or the  Code,  nor has it been interpreted  definitively  by the courts in  litigation.  On November 13, 1986,  the United  States  Department  of
Labor,  the governmental  agency primarily  responsible for  administering  ERISA,  adopted a final regulation (the
"DOL  Regulation")  establishing  the  standards it will apply in  determining  whether an equity  investment in an entity will cause the assets of such entity to constitute  "plan assets." The DOL  Regulation  applies for purposes of both ERISA and Section 4975 of the Code.

         Under the DOL  Regulation,  if a Plan acquires an equity  interest in an entity,  which equity interest is not a  "publicly-offered  security,"  the Plan's assets  generally  would  include both the equity  interest and an undivided  interest in each of the entity's  underlying assets unless certain  specified  exceptions apply. The DOL
Regulation  defines a  publicly-offered  security as a security that is "widely held," "freely  transferable,"  and either part of a class of securities  registered  under Section 12(b) or 12(g) of the Exchange Act or sold pursuant to an effective  registration  statement under the Securities Act (provided the securities are registered under the
Exchange Act within 120 days after the end of the fiscal year of the issuer  during  which the offering  occurred).
The shares of the  Company's  common  stock  offered by this  Prospectus  are being sold in an offering  registered under the Securities Act and are registered under Section 12(b) of the Exchange Act.

         The DOL  Regulation  provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more  investors  independent of the issuer and of one another.  A class of securities  will not fail to be  "widely  held,"  however,  solely  because  the number of  independent  investors  falls  below 100 subsequent to the initial public  offering as a result of events beyond the issuer's  control.  We believe that the
Company's common stock is "widely held" for purposes of the DOL Regulation.

         The DOL Regulation  provides that whether a security is "freely  transferable" is a factual question to be determined on the basis of all the relevant  facts and  circumstances.  The DOL  Regulation  further  provides that when a security  is part of an offering in which the  minimum  investment  is $10,000 or less,  as is the case with this offering,  certain  restrictions  ordinarily will not affect,  alone or in combination,  the finding that such securities are freely  transferable.  We believe that the  restrictions  imposed under the Articles on the transfer of the Company's common stock (see "Transfer  Restrictions,  Restrictions on Ownership) are limited to restrictions on  transfer  generally  permitted  under the DOL  Regulation  and are not  likely to result in the  failure of the common  stock to be  "freely  transferable."  The DOL  Regulation  only  establishes  a  presumption  in favor of a finding of free  transferability;  therefore,  we can not be certain that the  Department of Labor and the Treasury
Department  would not reach a contrary  conclusion  with respect to the Common Stock.  If any  additional  transfer restrictions  are  imposed on the  transfer  of the  Company's  shares of common  stock  being sold by the  Selling
Shareholders, such restrictions will be discussed in the applicable Prospectus Supplement.

         We believe that the Company's  common stock is considered  "widely  held" and "freely  transferable,"  and based  on such  beliefs,  that the  common  stock  will be  publicly-offered  securities  for  purposes  of the DOL
Regulation  and that the  Company's  assets will not be deemed to be "plan  assets" of any Plan that invests in the common stock.

                                               PLAN OF DISTRIBUTION

         The Selling  Shareholders may offer and sell the common stock at prevailing  market prices or in privately negotiated  transactions.  The Selling  Shareholders  will be responsible  for any  commissions or discounts due to brokers or dealers.  The amount of those  commissions  or discounts  will be negotiated  before the sales.  Brokers or  dealers  participating  in any sale of common  stock  offered  by the  Selling  Shareholders  may act either as principals  or agents,  may use block  trades to  position  and resell the shares and may be deemed  "underwriters"
under the Securities Act.

                                                   LEGAL MATTERS

         The  legality of the  issuance of the shares of our common  stock,  as well as certain tax  matters,  have been passed upon for Taubman  Centers,  Inc.  by Miro Weiner & Kramer  (f/k/a Miro Miro & Weiner),  38500  Woodward
Avenue, Suite 100, P.O. Box 908, Bloomfield Hills,  Michigan  48304-0908.  Jeffrey H. Miro, a senior member of Miro
Weiner & Kramer, is Secretary of the Company.

                                                 10,000,000 Shares
                                               Taubman Centers, Inc.
                                                   Common Stock
                                        -----------------------------------

         You should rely only on the  information  contained in this  prospectus  and in the documents that we have referred you to. We have not  authorized  anyone to provide you with  information  different from that contained in this  prospectus.  You should not assume that the  information  contained in this prospectus is correct on any date after the date on the  prospectus,  even though this  prospectus  is delivered or shares are sold  pursuant to this prospectus on a later date.

         This  prospectus is not an offer to sell or a solicitation  of an offer to buy any security other than the shares of common stock  offered.  This  prospectus is not an offer to sell or a  solicitation  to buy securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation.

November 29, 2001

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.1

       Registration Fee..............................................................  $ 40,517.24
       Legal Fees and Expenses.......................................................   100,000.00  2
       Accounting Fees and Expenses..................................................   100,000.00  2
       Miscellaneous.................................................................    25,000.00  2
                                                                                       -----------

       Total......................................................................... $ 265,517.24  2
                                                                                      ============
   ---------------------------------------------

         1     TRG has borne all costs of registering the securities registered under this
               Registration Statement, other than any underwriting discounts or commissions paid by the Selling Shareholders.
         2     Estimated.

Item 15.          Indemnification of Directors and Officers.

         The Registrant's  Articles of Incorporation  provide that no director of the Registrant shall be liable to the  Registrant  or the  shareholders  for  monetary  damages for breach of the  director's  fiduciary  duty.  Such provision does not limit a director's liability to the Registrant or its shareholders resulting from:

         (i)      a breath of the director's duty of loyalty to the Registrant or its shareholders;

         (ii)     acts or omissions of the director  not in good faith or that involve  intentional  misconduct  or knowing violation of the law;

         (iii)    a violation of Section  551(1) of the Michigan  Business  Corporation  Act  (relating to unlawful payments of dividends);

         (iv)     a transaction from which the director derived an improper personal benefit; or

         (v)      any act or omission occurring prior to November 20, 1992.

         The Registrant's  Articles of  Incorporation  provide for mandatory  indemnification  by the Registrant of the directors  (including  directors of subsidiaries) to the fullest extent permitted or not prohibited by existing law or to such  greater  extent as may be permitted  or not  prohibited  under  succeeding  provisions  of law. The
Registrant's  Articles of Incorporation  provide that the Registrant shall pay the expenses  incurred by a director of the  Registrant  (including  a director of a  subsidiary)  in  defending a civil or criminal  action,  suit,  or proceeding involving such person's acts or omissions as a director of the Registrant (or of a subsidiary).

         The  Registrant's  Articles of  Incorporation  authorize  the  Registrant  to indemnify any officer of the
Registrant (or of a subsidiary),  if such person acted in good faith and in a manner he or she reasonably  believed to be in or not  opposed to the best  interests  of the  Registrant  or its  shareholders  and,  with  respect to a criminal  action or proceeding,  if the person had no reasonable  cause to believe his or her conduct was unlawful.
Unless ordered by a court,  indemnification  of an officer shall be made by the Registrant  only as authorized in a specific case upon the determination  that  indemnification  of the officer is proper in the circumstances  because he or she has met the  applicable  standard of conduct.  Such  determination  shall be made (i) by majority vote of the directors of the Registrant who are not parties to the action,  suit or proceeding,  (ii) by independent  legal counsel in a written  opinion,  or (iii) by the  shareholders  of the  Registrant.  The  Registrant's  Articles  of
Incorporation  authorize  the  Registrant  to pay the  expenses  incurred  by an  officer in  defending  a civil or criminal action,  suit, or proceeding in advance of the final disposition  thereof,  upon receipt of an undertaking by or on behalf of such  officer  to repay the  expenses  if it is  ultimately  determined  that the  person is not entitled to be indemnified by the Registrant.  Such  undertaking  shall be by unlimited  general  obligation of the person on whose behalf advances are made but need not be secured.

         The  Registrant  has the power to purchase and maintain  insurance on behalf of any person who is or was a director,  officer,  employee,  or agent of the Registrant or is liable as a director of the  Registrant,  or is or was serving, at the request of the Registrant, as a director,  officer,  employee, or agent of another corporation, partnership,  joint venture,  trust, or other enterprise,  against any liability  asserted against him and incurred by him in any such capacity or arising out of his status as such,  regardless of whether the Registrant  would have power to indemnify him against such liability.

         The  Registrant  has  purchased a policy of  directors'  and  officers'  insurance  that  insures both the
Registrant and its officers and directors  against  expenses and  liabilities of the type normally  insured against under such policies, including the expenses of the indemnification described above.

Item 16.          Exhibits

Exhibit Number

         4(a)      -   Amended and Restated Articles of Incorporation  (incorporated by reference to Exhibit 3 to the
                       Registrant's Quarterly Report on Form 10-Q for the fiscal year ended June 30, 2000.)

         4(b)      -   Amended and  Restated  Bylaws  (incorporated  by  reference  to Exhibit 3 to the  Registrant's
                       Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)

         5         -   Opinion of Miro Weiner & Kramer (f/k/a Miro Miro & Weiner), counsel  to  Registrant, as to the validity of the shares and certain tax matters.

       23(a)       -   Consent of Deloitte & Touche.

       23(b)       -   Consent of Miro Weiner & Kramer (f/k/a Miro Miro & Weiner) (included in Exhibit 5).

       24          -   Powers of Attorney

Item 17.          Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1)      To file,  during any period in which  offers or sales are being made,  a  post-effective amendment to this registration statement:

                           (A)      To include any  prospectus  required by Section  10(a)(3) of the Securities Act of 1933 (the "Securities Act"):

                           (B)      To reflect in the  prospectus  any facts or events  arising after the effective date of the  registration  statement  (or the  most  recent  post-effective  amendment  thereof)  which,
           individually  or  in  the  aggregate,   represent  a  fundamental  change  in  the  information  in  the
           registration  statement.   Notwithstanding  the  foregoing,  any  increase  or  decrease  in  volume  of securities  offered (if the total dollar  value of  securities  offered  would not exceed that which was registered)  and any deviation from the low or high end of the estimated  maximum  offering range may be reflected  in the form of  prospectus  filed with the  Securities  and Exchange  Commission  (the "SEC")
           pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price  represent no more than a
           20  percent  change  in  the  maximum  aggregate  offering  price  set  forth  in  the  "Calculation  of
           Registration Fee" table in the effective registration statement.

                         (C)        To include any material  information  with respect to the plan of  distribution not previously  disclosed in the  registration  statement or any material  change to such  information in the  registration  statement;  provided,  however,  that the  information  required  to be  included in a post-effective  amendment  by  paragraphs  (a)(1)(A)  and  (a)(1)(B)  above may be  contained in periodic reports filed by the registrant  pursuant to Section 13 or 15(d) of the Securities  Exchange Act of 1934,
          as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                  (2)      that,  for the purpose of  determining  any liability  under the Securities Act of 1933, each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the securities  offered  herein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3)      to  remove  from  registration  by  means  of a  post-effective  amendment  any  of  the securities being registered that remain unsold at the termination of the offering.

         (b)      The undersigned  registrant  hereby  undertakes,  that, for purposes of determining any liability under the Securities Act, each filing of the  registrant's  annual report pursuant to Section 13(a) or 15(d) of the
Exchange Act (and,  where  applicable,  each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the Exchange Act) that is  incorporated by reference in the  registration  statement shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      Insofar as indemnification  for liabilities  arising under the Securities Act may be permitted to directors,  officers and controlling persons of the registrant pursuant to the foregoing provisions,  or otherwise, the  registrant  has been advised that in the opinion of the  Commission  such  indemnification  is against  public policy  as  expressed  in the  Securities  Act and is,  therefore,  unenforceable.  In the  event  that a claim for indemnification  against such  liabilities  (other than the payment by the registrant of expenses  incurred or paid by a director,  officer or controlling  person of the registrant in the successful  defense of any action,  suit or proceeding) is asserted by such director,  officer or controlling  person in connection  with the securities  being registered,  the registrant  will,  unless in the opinion of its counsel the matter has been settled by controlling precedent,  submit to a court of  appropriate  jurisdiction  the  question  whether such  indemnification  by it is against  public policy as expressed in the Securities  Act and will be governed by the final  adjudication  of such issue.

                                                    SIGNATURES

         Pursuant  to the  requirements  of the  Securities  Act of  1933,  the  Registrant  certifies  that it has reasonable  grounds to believe  that it meets all of the  requirements  for filing on Form S-3 and has duly  caused this  Registration  Statement to be signed on its behalf by the undersigned,  thereunto duly authorized in the City of Bloomfield Hills, State of Michigan, on the 29th day of November, 2001.

                                                              TAUBMAN CENTERS, INC.

                                                              By:      /s/ Robert S. Taubman
                                                                       --------------------------------------------
                                                                       Robert S. Taubman, President and
                                                                       Chief Executive Officer

         Pursuant to the  requirements  of the Securities Act, this  registration  statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                       Date

*                                            Chairman of the Board                        November 29, 2001
---------------------------------
A. Alfred Taubman

/s/ Robert S. Taubman                        President, Chief Executive Officer,          November 29, 2001
---------------------------------            and Director
Robert S. Taubman

/s/ Lisa A. Payne                            Executive Vice President,                    November 29, 2001
---------------------------------            Chief Financial Officer, and Director
Lisa A. Payne

/s/ William S. Taubman                       Executive Vice President,                    November 29, 2001
---------------------------------            and Director
William S. Taubman

/s/ Esther R. Blum                           Senior Vice President, Controller,           November 29, 2001
---------------------------------            and Chief Accounting Officer
Esther R. Blum

*                                            Director                                     November 29, 2001
---------------------------------
Graham T. Allison

*                                            Director                                     November 29, 2001
---------------------------------
Allan J. Bloostein

*                                            Director                                     November 29, 2001
---------------------------------
Jerome A. Chazen

*                                            Director                                     November 29, 2001
---------------------------------
S. Parker Gilbert

*                                            Director                                     November 29, 2001
---------------------------------
Peter Karmanos, Jr.

*  By:   /s/ Lisa A. Payne                                                                November 29, 2001
         --------------------------------
         Lisa A. Payne, Attorney in Fact

                                                   EXHIBIT INDEX
                                                   -------------

                                                                                                              Sequentially
  Exhibit Number                                                                                         Numbered
                                                                                                            Page Number

         4(a)          -    Amended and Restated  Articles of  Incorporation  (incorporated by reference             *
                            to  Exhibit  3 to the  Registrant's  Quarterly  Report  on Form 10-Q for the
                            quarter ended June 30, 2000.)

         4(b)          -    Amended and Restated Bylaws  (incorporated  by reference to Exhibit 3 to the             *
                            Registrant's  Quarterly  Report on Form 10-Q for the quarter ended September
                            30, 1998.)

         5             -    Opinion of Miro Weiner & Kramer (f/k/a Miro Miro & Weiner), counsel  to          +
                            Registrant, as to the validity of the shares and certain tax matters.

       23(a)           -    Consent of Deloitte & Touche.

       23(b)           -    Consent of Miro  Weiner & Kramer (f/k/a  Miro Miro & Weiner) (included  in       +
                            Exhibit 5).

       24              -    Powers of Attorney.

*Incorporated by reference
+Previously filed